UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 30, 2005 (December 23, 2005)
Date of report (Date of earliest event reported)
GEVITY HR, INC.
(Exact name of registrant as specified in charter)

Florida	0-22701	65-0735612

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
600 301 Boulevard West
Suite 202
Bradenton, Florida 34205
(Address of principal executive offices / Zip Code)
(941) 741-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 23, 2005, the Compensation Committee of the Board of Directors (the “Board”) of Gevity HR, Inc. (the “Company”), pursuant to unanimous written consent, approved an amendment to the Non-Employee Board of Directors compensation policy and plan (the “Amendment”). The Amendment provides that a non-employee member of the Board who initially joins the Board on or after January 1, 2005, will receive an immediately vested option (the “Initial Equity Incentive Award”) to purchase 10,000 shares of the Company’s common stock under the terms and conditions applicable to directors of the Company under any then current Company-sponsored equity incentive plan. The exercise price per share subject to the option is an amount equal to the closing price of the Company’s common stock on the date of award of the option (i.e., the effective date of such director’s election or appointment). Options under any such Initial Equity Incentive Award have a 10-year term. A director joining the Board on or after December 23, 2005, and receiving an Initial Equity Incentive Award will not be eligible to receive an annual equity award during his or her first year or partial year of service, as the case may be, until re-elected to the Board by the shareholders of the Company at the annual meeting of shareholders following the initial appointment of such new director.
     Following effectiveness of the Amendment, compensation payable to the Company’s non-employee directors, effective on the date hereof and until further changed, is as set forth on Exhibit 10.1 which is included for filing herewith.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description
10.1	Compensation for Non-Employee Directors, as of December 30, 2005.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2005 GEVITY HR, INC.
By:	/s/ Clifford M. Sladnick
	Name:	Clifford M. Sladnick
	Title:	Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Compensation for Non-Employee Directors, as of December 30, 2005.